                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
[x]Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                GEV Corporation
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                GEV Corporation
             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[x]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                                GEV CORPORATION
                                165 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 31, 1995

                               ----------------

To the Stockholders of
GEV CORPORATION

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GEV Corporation, a Delaware corporation formerly known as Finevest Foods, Inc. (the "Company"), will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902 on Friday, March 31, 1995, at 10:00 A.M. for the following purposes:

  (1) To elect two directors to serve until their successors are duly elected and qualified;

  (2) To approve an amendment to the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-four reverse split of the Company's Class A Common Stock and Class B Common Stock;

  (3) To approve an amendment to the Certificate of Incorporation to change the Company's name from GEV Corporation to Pioneer Companies, Inc., subject to the consummation of the acquisition described in the accompanying Proxy Statement;

  (4)  To approve the 1995 Stock Incentive Plan;

  (5) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1995; and

  (6) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

  In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on March 2, 1995 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

  As of March 2, 1995, Mr. William R. Berkley, Chairman of the Board of Directors of the Company, owned approximately 53.1% of the Company's Class A Common Stock (representing approximately 52.1% of the voting power of the Company's outstanding capital stock) and thus has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised the Company that he will vote FOR each of the proposals to be considered at the Annual Meeting.

  Your attention is directed to the accompanying Proxy Statement.

  You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,

                                          /s/ Nelson A. Barber

                                          Nelson A. Barber
                                          Assistant Secretary
Dated: March 13, 1995

                                GEV CORPORATION
                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 31, 1995

                               ----------------

                     SOLICITATION AND REVOCATION OF PROXIES

  The enclosed proxy is solicited by the Board of Directors of GEV Corporation (formerly known as Finevest Foods, Inc. and referred to herein as the "Company") for use at the Annual Meeting of Stockholders to be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902 on Friday, March 31, 1995, at 10:00 A.M. and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. If a returned proxy does not specify a vote for, and does not withhold authority to vote for, a nominee for election as a director, the proxy will be voted for such nominee. If a returned proxy does not specify a vote for or against any of the other proposals, it will be voted in favor thereof. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Company's Annual Report for the fiscal year ended December 31, 1994 is being mailed simultaneously with this Proxy Statement. The approximate mailing date of this Proxy Statement and the proxy is March 13, 1995.

                               BANKRUPTCY FILINGS

  On February 11, 1991, the Company and each of its five operating subsidiaries filed voluntary petitions seeking reorganization under chapter 11 of the United States Bankruptcy Code. On July 9, 1992, the Second Amended Joint Plan of Reorganization filed by the Company and its dairy subsidiaries (the "Reorganization Plan") became fully effective pursuant to a confirmation order issued by the U.S. Bankruptcy Court. The Company's operating subsidiaries subsequently ceased operations and disposed of substantially all of their assets.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 2, 1995 are entitled to notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was (i) 15,168,663 shares of Class A Common Stock and (ii) 3,077,419 shares of Class B Common Stock (which was issued to the Company's former lending banks under the Reorganization Plan). Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to one-tenth of one vote. Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be acted on at the Annual Meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis. Information as to persons beneficially owning 5% or more of the Common Stock may be found under the heading "Security Ownership of Certain Beneficial Owners and Management" herein.

  Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" each of the other proposals to be considered at the Annual Meeting.

  All matters to be acted on at the Annual Meeting, other than Proposals 2 and 3, require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting to constitute the action of the stockholders. Proposals 2 and 3 will each require for approval the affirmative vote of a majority of the voting power of the outstanding Common Stock. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentences. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.

  As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                              PROPOSED ACQUISITION

  After the Company and its dairy subsidiaries emerged from bankruptcy proceedings in 1992, substantially all of the operating assets of the subsidiaries were sold, and the proceeds of such sales were used to pay indebtedness and expenses. As a result, the Company does not presently conduct any business. On January 24, 1995, the Company entered into a letter of intent providing for the acquisition by the Company (the "Pioneer Acquisition") of all of the outstanding shares of the capital stock of Pioneer Americas, Inc. ("Pioneer"). Through its subsidiaries, Pioneer, which is based in Houston, Texas and is privately held, manufactures and distributes chlorine, caustic soda and related products used in a variety of applications, including water treatment, plastics, detergents and agricultural chemicals. Pioneer had revenues of approximately $167 million for the year ended December 31, 1994. The purchase price of the Pioneer Acquisition will be approximately $152.5 million in cash, plus approximately $10 million in aggregate principal amount of subordinated notes of the Company, subject in each case to provision for adjustment (including adjustment for the amounts of existing indebtedness and preferred stock to be paid or redeemed as set forth in the following sentence), plus certain amounts payable after the closing of the Acquisition and based upon earnings or proceeds attributable to certain of Pioneer's assets. A portion of the purchase price will be used to pay all indebtedness of Pioneer existing on the purchase date, expected to be approximately $45.5 million in aggregate principal amount, and to redeem existing preferred stock of Pioneer in the amount of $5 million. On the purchase date, Pioneer will guarantee indebtedness, in an aggregate principal amount expected to be approximately $140.0 million, to be incurred by subsidiaries of the Company (as described in the following paragraph) to pay a portion of the purchase price of the Pioneer Acquisition and for other corporate purposes.

  The Pioneer Acquisition is subject to various conditions, including the execution of definitive documentation and the receipt of required approvals and of the financing necessary to effect the acquisition. Such financing is expected to include (i) the issuance by the Company of 11,363,636 shares of its Class A Common Stock to Interlaken Investment Partners, L.P., a limited partnership (the "Interlaken Partnership") of which Mr. William R. Berkley, through controlled entities, is the general partner, for a cash purchase price of approximately $1.32 per share, (ii) the issuance by a subsidiary of the Company of approximately $135 million aggregate principal amount of senior notes and (iii) a bank credit facility for subsidiaries in the amount of approximately $30 million. In addition, the Company expects that it will issue to the sellers of the stock of Pioneer (the "Pioneer Selling Stockholders") subordinated notes in an aggregate principal amount of approximately $10 million and that certain of the Pioneer Selling Stockholders, and certain employees of Pioneer or its subsidiaries, will purchase approximately 4,545,455 shares of Class A Common Stock of the Company for a cash purchase price of approximately $1.32 per share.

  The number of shares of Common Stock of the Company set forth in the preceding paragraph and elsewhere in this Proxy Statement have not been adjusted to give effect to the one-for-four reverse stock split that is being submitted to a vote of stockholders as Proposal 2 herein.

  THE PIONEER ACQUISITION AND THE RELATED TRANSACTIONS DESCRIBED ABOVE (OTHER THAN THE REVERSE STOCK SPLIT) DO NOT REQUIRE THE APPROVAL OF THE STOCKHOLDERS OF THE COMPANY, AND THE STOCKHOLDERS OF THE COMPANY ARE NOT BEING ASKED TO VOTE ON SUCH MATTERS.

  There can be no assurance that the Pioneer Acquisition will be consummated. If the Pioneer Acquisition is not consummated, the Company would not change its name to Pioneer Companies, Inc. as contemplated by Proposal 3 being submitted to stockholders pursuant to this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

  As permitted by Delaware law, the Board of Directors of the Company is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of two directors expires, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Donald J. Donahue and Jack H. Nusbaum as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 1998 and until their successors are duly chosen.

  The persons designated as proxies reserve full discretion to cast votes for other persons in the event the nominees are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the two named nominees.

  The Board of Directors expects that, if the Pioneer Acquisition is consummated, the number of directors constituting the Board will be increased from six to eight and that the Board of Directors would elect Richard C. Kellogg, Jr. and Thomas H. Schnitzius as directors to fill the positions created by such increase, with terms expiring in 1998 and 1997, respectively. Mr. Kellogg is the Chairman of the Board of Pioneer and Mr. Schnitzius is a director of Pioneer. The Board of Directors of the Company also expects that, if the Pioneer Acquisition is consummated, Mr. Kellogg would be elected President of the Company. Stockholders of the Company are not being asked to vote on the proposal to elect Mr. Kellogg and Mr. Schnitzius as directors if the Pioneer Acquisition is consummated. Certain information with respect to Mr. Kellogg and Mr. Schnitzius is set forth below.

  The following table sets forth information regarding the nominees and the remaining directors who will continue in office after the Annual Meeting.

                          SERVED AS
                         DIRECTOR OF
                         THE COMPANY                    BUSINESS EXPERIENCE
                         CONTINUOUSLY                   DURING PAST 5 YEARS,
NAME                        SINCE                    AGE AND OTHER INFORMATION
- ----                     ------------ --------------------------------------------------------
Nominees to Serve in
 Office Until 1998
Donald J. Donahue (1)...     1988     Chairman of the Board of Magma Copper Company since 1987
                                      and Chairman of Nacolah Holding Co., a life and health
                                      insurance company, from 1990 to 1993. From 1984 to 1985,
                                      Mr. Donahue served as Chairman and was a director of KMI
                                      Continental Group, Inc., a natural resource
                                      conglomerate. From 1975 to 1984, he was Vice Chairman
                                      and a director of Continental Group, Inc. Mr. Donahue is
                                      a trustee of Northeast Utilities, Inc. and a director of
                                      Signet Star Holdings, Inc., a reinsurance holding
                                      company. He is also a director of Counsellors Tandem
                                      Securities Fund, Inc. and eleven other registered
                                      investment companies managed by EMW Warburg Pincus
                                      Counsellors, Inc. (Warburg, Pincus Fixed Income Fund;
                                      Warburg, Pincus New York Municipal Bond Fund;
                                      Counsellors Global Fixed Income Fund, Inc.; Counsellors
                                      Intermediate Maturity Government Fund, Inc.; Warburg,
                                      Pincus Institutional Fund, Inc.; Counsellors
                                      International Equity Fund, Inc.; Counsellors New York
                                      Tax Exempt Fund, Inc.; Counsellors Cash Reserve Fund,
                                      Inc.; Warburg, Pincus Capital Appreciation Fund;
                                      Counsellors Emerging Growth Fund, Inc.; and Counsellors
                                      Tandem Securities Fund, Inc.). Mr. Donahue is 70 years
                                      of age.
Jack H. Nusbaum (2).....     1988     Senior Partner and Co-Chairman in the New York law firm
                                      of Willkie Farr & Gallagher. Mr. Nusbaum is a director
                                      of W.R. Berkley Corporation, a property and casualty
                                      insurance company, The Topps Company, Inc., a
                                      manufacturer of collectible picture products and gum,
                                      Signet Star Holdings, Inc., Prime Hospitality Corp. and
                                      Hirschl & Adler Galleries, Inc. Mr. Nusbaum is also a
                                      trustee of Blythedale Children's Hospital, Prep for
                                      Prep, the Joseph Collins Foundation and the Robert Steel
                                      Foundation. Mr. Nusbaum is 54 years of age.

                           SERVED AS
                          DIRECTOR OF
                          THE COMPANY                    BUSINESS EXPERIENCE
                          CONTINUOUSLY                   DURING PAST 5 YEARS,
NAME                         SINCE                    AGE AND OTHER INFORMATION
- ----                      ------------ --------------------------------------------------------
Directors to Continue in
 Office Until 1996
Philip J. Ablove (1)....      1991     Restructuring consultant since July 1992. Mr. Ablove was
                                       President and Chief Executive Officer of the Company
                                       from January 1991 to July 1992, and a consultant to the
                                       Company from October 1990 to January 1991. He has served
                                       as an officer and director specializing in restructuring
                                       financially distressed companies since 1983. He was a
                                       director of Ironstone Group, Inc. from June 1988 until
                                       June 1990, Executive Vice President and Chief Financial
                                       Officer from September 1988 until February 1989 and
                                       President and Chief Operating Officer from February 1989
                                       until June 1990. Ironstone Group, a publicly held
                                       holding company with interests in wholesale plumbing
                                       distribution and oil and gas exploration and production,
                                       filed a chapter 11 petition in January 1991 for
                                       reorganization under federal bankruptcy law. Mr. Ablove
                                       was Chairman of the Board of American National Petroleum
                                       Company, a subsidiary of the Ironstone Group, from
                                       December 1989 until June 1990 and Executive Vice
                                       President and a director of Iron-Oak Supply Corporation
                                       from July 1988 until June 1990. Iron-Oak Supply
                                       Corporation filed a bankruptcy petition in January 1991.
                                       Until June 1988, Mr. Ablove had been Senior Vice
                                       President and Chief Financial Officer (from April 1986)
                                       and a director (from March 1986) of GCA Corporation, a
                                       company that manufactures and distributes semiconductor
                                       manufacturing equipment. Mr. Ablove is 54 years of age.
George H. Conrades......      1988     President and CEO of Bolt Beranek and Newman Inc., a
                                       company engaged in packet switching data communications
                                       products and services, since January 1995. Mr. Conrades
                                       was Chairman of Conrades/Reilly Associates, Inc., a
                                       software and services firm, from August 1992 to January
                                       1995. He joined International Business Machines
                                       Corporation in 1961 and served as an officer from 1978
                                       until his retirement in March 1992, at which time he was
                                       a Senior Vice President. Mr. Conrades is Chairman of the
                                       Board of Trustees of Ohio Wesleyan University and a
                                       director of Bolt Beranek and Newman Inc., LightStream
                                       Corporation and Westinghouse Corporation. Mr. Conrades
                                       is 55 years of age.
Andrew M. Bursky (3)....      1994     Managing Director of Interlaken Capital, Inc., a private
                                       investment and consulting firm, since May 1980. Mr.
                                       Bursky has been Chairman of the Board of Strategic
                                       Distribution, Inc., a distributor of maintenance and
                                       safety products to industry, since July 1988. Mr. Bursky
                                       is an executive officer of Idle Wild Farm, Inc., a
                                       privately owned manufacturer of frozen food, which, in
                                       October 1993, while he was an executive officer, filed a
                                       chapter 11 petition for reorganization under federal
                                       bankruptcy law. Interlaken Capital, Inc., Strategic
                                       Distribution, Inc. and Idle Wild Farm, Inc. are
                                       corporations controlled by William R. Berkley. Mr.
                                       Bursky is 38 years of age.

                          SERVED AS
                         DIRECTOR OF
                         THE COMPANY                    BUSINESS EXPERIENCE
                         CONTINUOUSLY                   DURING PAST 5 YEARS,
NAME                        SINCE                    AGE AND OTHER INFORMATION
- ----                     ------------ --------------------------------------------------------
Director to Continue in
 Office Until 1997
William R. Berkley           1988     Chairman of the Board of the Company since 1987. He also
 (2)(3).................              serves as Chairman of the Board of several companies
                                      which he controls or founded. These include W.R. Berkley
                                      Corporation and Interlaken Capital, Inc. Mr. Berkley is
                                      also a director of Strategic Distribution, Inc. Mr.
                                      Berkley is 49 years of age.

- --------
(1) Member of Audit Committee.
(2) Member of Compensation and Stock Option Committee.
(3) Member of Executive Committee.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
          "FOR"THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

  The following table sets forth information regarding Richard C. Kellogg, Jr. and Thomas H. Schnitzius, who are expected to be elected directors of the Company by the Board of Directors if the Pioneer Acquisition is consummated:

                                            BUSINESS EXPERIENCE
                                            DURING PAST 5 YEARS,
NAME                                     AGE AND OTHER INFORMATION
- ----                      --------------------------------------------------------
Richard C. Kellogg, Jr..  Mr. Kellogg is a co-founder of Pioneer and has served as
                          Chairman of the Board and as a director of Pioneer since
                          its inception in 1988. Mr. Kellogg is also, for 1994 and
                          1995, Chairman of the Board of Basic Investments, Inc.,
                          a corporation in which Pioneer holds an equity interest
                          of approximately 32%. From 1983 to 1993, Mr. Kellogg
                          served as vice president of Trans Marketing Houston,
                          Inc. ("TMHI"), an international trading company that he
                          co-founded dealing in refined petroleum products and
                          chemicals. TMHI filed for bankruptcy in April 1993 and a
                          liquidation plan was approved by the bankruptcy court in
                          December 1993. Mr. Kellogg owns interests in a number of
                          unrelated chemical distribution companies located in
                          Latin America. He is a trustee of Landon School and St.
                          Mark's Episcopal School. Mr. Kellogg is 43 years of age.
Thomas H. Schnitzius....  Mr. Schnitzius has been a principal in the Houston investment banking firm of Schnitzius & Vaughan since
                          its formation in October 1987. Prior to 1987, he was a
                          principal in the investment banking firm of Schnitzius &
                          Co., Ltd. Mr. Schnitzius has been a director of Pioneer
                          since October 1993. Mr. Schnitzius is 52 years of age.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company met four times during 1994. Each of the persons serving as a director in 1994 attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member during 1994. The Board has three standing committees: the Executive Committee, the Compensation and Stock Option Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee and the usual functions of such a committee are performed by the entire Board of Directors.

  The Executive Committee, composed of Messrs. Berkley and Bursky, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1994.

  The Compensation and Stock Option Committee, composed of Messrs. Berkley and Nusbaum, establishes the level of compensation to be paid to the officers of the Company and will administer the 1995 Stock Incentive Plan, if approved by stockholders. The Committee met once during 1994 at a meeting attended by Messrs. Berkley and Nusbaum.

  The Audit Committee, composed of Messrs. Ablove and Donahue, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 1994 at a meeting attended by Messrs. Ablove and Donahue.

COMPENSATION OF DIRECTORS

  In 1992, the Board of Directors established a policy under which each director receives an annual retainer of $4,000 and a fee of $500 for each meeting attended. Pursuant to the Company's 1993 Non-Employee Director Stock Plan, the Company granted each non-employee director 10,667 shares of Class A Common Stock in payment of the 1994 annual retainer and 1,333 shares of Class A Common Stock for each Board of Directors meeting attended in 1994.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 2, 1995 those persons known by the Company to be the beneficial owners of more than 5% of the Class A Common Stock or Class B Common Stock. The share numbers set forth herein have not been adjusted to give effect to the one-for-four reverse stock split that is being submitted to a vote of stockholders as Proposal 2 herein.

                                                     AMOUNT AND NATURE
   TITLE OF            NAME AND ADDRESS OF             OF BENEFICIAL   PERCENT
    CLASS                BENEFICIAL OWNER                OWNERSHIP     OF CLASS
 ------------          -------------------           ----------------- --------
 Class A      William R. Berkley (1)...............      8,060,416       53.1
 Common Stock c/o GEV Corporation
              165 Mason Street
              Greenwich, CT 06830
 Class B      Chemical Bank, Barnett Bank of South
 Common Stock Florida, N.A. and
              The Chase Manhattan Bank (2).........      3,077,419      100.0
              c/o Chemical Bank
              Special Loan Group
              270 Park Avenue
              48th Floor
              New York, NY 10017

- --------
(1) Mr. Berkley's holdings represent 52.1% of the voting power of the Company's outstanding capital stock as of March 2, 1995.
(2) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"), Barnett Bank of South Florida, N.A. ("Barnett") and The Chase Manhattan Bank ("Chase"). The filing reported that (i) Chemical had acquired 2,305,676 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power, (ii) Barnett had acquired 456,621 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power and (iii) Chase had acquired 315,122 shares of Class B Common Stock of which it was the beneficial owner with sole voting and dispositive power. The filing further stated that while it had been made on a single basis under Rule 13d-1(b)(1)(ii)(H) of the Securities Exchange Act of 1934, the banks disclaimed the existence of any group within the meaning of Exchange Act Rule 13d-5(b)(1). The holdings of Chemical, Barnett and Chase represent 1.5%, 0.3% and 0.2%, respectively, of the voting power of the outstanding Common Stock as of March 2, 1995. The holdings of Chemical, Barnett and Chase represent 16.9% of the number of shares of Common Stock outstanding as of March 2, 1995.

  The following table sets forth as of March 2, 1995 information regarding ownership by all officers and directors of the Company, as a group, and each director and officer individually, of Class A Common Stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

                                                 AMOUNT AND NATURE
   TITLE OF                NAME OF                 OF BENEFICIAL     PERCENT
    CLASS              BENEFICIAL OWNER              OWNERSHIP     OF CLASS (1)
 ------------          ----------------          ----------------- ------------
 Class A      Philip J. Ablove.................         28,666            *
 Common Stock William R. Berkley (2)...........      8,060,416         53.1
              Andrew M. Bursky.................        689,500          4.5
              George H. Conrades...............        425,333          2.8
              Donald J. Donahue................        736,666          4.9
              Jack H. Nusbaum..................         27,666            *
              Catherine B. James...............        200,000          1.3
              Nelson A. Barber.................         38,500            *
              William L. Mahone................          1,000            *
              Joshua A. Polan..................         60,000            *
              All officers and directors as a
               group...........................     10,267,747         67.7

- --------
 * less than 1%
(1) Percentages of Class A Common Stock are based on the 15,168,663 shares outstanding as of March 2, 1995.
(2) Mr. Berkley's holdings represent 52.1% of the voting power of the Company's outstanding capital stock.

  As discussed above under "Proposed Acquisition," the Company proposes to sell shares of its Class A Common Stock to the Interlaken Partnership and to certain of the Pioneer Selling Stockholders, and certain employees of Pioneer or its subsidiaries, in connection with the Pioneer Acquisition. If such additional shares are issued:

    (i) The Interlaken Partnership would own 11,363,636 shares of the Class A Common Stock, representing 36.6% of the Class A Common Stock and 36.2% of the voting power of the outstanding capital stock.

    (ii) Mr. Berkley would be the beneficial owner of 19,424,052 shares of the Class A Common Stock, representing 62.5% of the Class A Common Stock and 61.9% of the voting power of the outstanding capital stock, of which 11,363,636 shares, or 36.6% of the Class A Common Stock, would constitute the shares owned by the Interlaken Partnership as indicated in paragraph
  (i) above. Mr. Berkley, through controlled entities, is the sole general partner of the Interlaken Partnership and owns approximately 32% of the limited partnership interests in the Interlaken Partnership. Donald J. Donahue, a director of the Company, owns approximately 1.3% of the limited partnership interests in the Interlaken Partnership.

    (iii) Richard C. Kellogg, Jr., who is expected to be elected a director and President of the Company if the Pioneer Acquisition is consummated, would be the beneficial owner of a number of shares of the Class A Common Stock to be determined prior to the execution of agreements for the Acquisition. The Company presently expects that the shares to be acquired by Mr. Kellogg would represent at least 6.1% (but not more than 9.8%) of the Class A Common Stock and at least 6.0% (but not more than 9.7%) of the voting power of the outstanding capital stock.

    (iv) All current officers and directors and Mr. Kellogg as a group would, upon consummation of the Pioneer Acquisition, own beneficially (a) if Mr. Kellogg acquires the minimum number of shares referred to in clause (iii) above, 23,525,322 shares of the Class A Common Stock, representing 75.7% of the Class A Common Stock and 75.0% of the voting power of the outstanding capital stock and (b) if Mr. Kellogg acquires the maximum number of shares referred to in clause (iii) above, 24,661,686 shares of Class A Common Stock, representing 79.4% of the Class A Common Stock and 78.6% of the voting power of the outstanding capital stock.

  The Company also expects that, if the Pioneer Acquisition is consummated and the 1995 Stock Incentive Plan is approved by the stockholders, Mr. Kellogg will be granted options to purchase 500,000 shares of Class A Common Stock, for an exercise price equal to the fair market value of such stock on the date of grant, pursuant to the 1995 Stock Incentive Plan. Such options would not be exercisable during the three-year period following the date of consummation of the Pioneer Acquisition and thereafter would become exercisable according to a schedule not yet determined.

  The Company knows of no current arrangements, including any pledge by any persons of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                             EXECUTIVE COMPENSATION

  The table below sets forth all compensation paid by the Company for services in all capacities for the three fiscal years ended December 31, 1994 to William
R. Berkley, Chairman of the Board of the Company, who receives no compensation for acting in a capacity similar to that of a chief executive officer, and Nelson Barber, Vice President--Chief Financial Officer and Treasurer of the Company, who was compensated for his services through October 31, 1993. (In November 1993, Mr. Barber became Vice President--Controller/Treasurer of Fine Host Corporation, a privately held company of which Mr. Berkley is Chairman and majority stockholder.) Mr. Barber currently receives no compensation for the services rendered as Vice President--Chief Financial Officer and Treasurer of the Company. Mr. Barber was the only executive officer of the Company during 1994.

                                                   ANNUAL COMPENSATION
                                                ------------------------------
                                                                  OTHER ANNUAL
          NAME AND PRINCIPAL POSITION           YEAR  SALARY      COMPENSATION
          ---------------------------           ---- --------     ------------
William R. Berkley............................. 1994 $      0        $6,000 (2)
 Chairman of the Board                          1993    2,000 (1)     4,000 (2)
                                                1992    8,000 (3)
Nelson A. Barber............................... 1994 $      0
 Vice President--Chief Financial Officer        1993   83,333 (5)
 and Treasurer(4)                               1992  100,000

- --------
(1) Director's meeting fees.
(2) Mr. Berkley is not an officer of the Company. Pursuant to the 1993 Non-Employee Director Stock Plan, he received a grant of 16,000 shares of Class
    A Common Stock which was valued at $     6,000 in payment of his 1994 annual
    director's retainer and director's meeting fees and 10,666 shares of Class
    A Common Stock which was valued at $4,000 in payment of his 1993 annual director's retainer.
(3) Director's compensation only, which includes an annual retainer and meeting fees.
(4) Mr. Barber was named Vice President--Chief Financial Officer and Treasurer of the Company in June 1992. From January 1990 through May 1992, Mr. Barber was Corporate Controller of the Company.
(5) Mr. Barber was only compensated through October 31, 1993.

                       EXECUTIVE OFFICERS OF THE COMPANY

  Mr. Barber, the only executive officer of the Company during 1994, has been employed by the Company since June 1989. Mr. Barber was named Vice President-- Chief Financial Officer and Treasurer of the Company in June 1992. Since November 1993, Mr. Barber has also served as Vice President, Controller/Treasurer of Fine Host Corporation. From January 1990 through May 1992, Mr. Barber was Corporate Controller of the Company. Mr. Barber was Director of Corporate and International Accounting at Combustion Engineering from May 1987 to June 1989. Mr. Barber is 39 years of age.

  At a meeting of the Board of Directors of the Company held on February 23, 1995, the following persons were elected officers of the Company effective as of that date:

   NAME AND POSITION               BUSINESS EXPERIENCE DURING PAST 5 YEARS,
    WITH THE COMPANY                      AGE AND OTHER INFORMATION
   -----------------               ----------------------------------------
Catherine B. James...... Ms. James has been a Managing Director of Interlaken
 President               Capital, Inc. since January 1990. Ms. James has served as a member of the Board of Directors of Strategic Distribution,
                         Inc. since 1990, as Executive Vice President of Strategic
                         Distribution, Inc. since January 1989 and as its Secretary and Treasurer since December 1989. She was Chief Financial
                         Officer of Strategic Distribution, Inc. from January 1989
                         until September 1993. From 1982 through 1988, she was
                         employed by Morgan Stanley & Co. Incorporated, serving as a
                         Managing Director in the corporate finance area during the last two years of her tenure. Ms. James is 42 years of age.
William L. Mahone....... Mr. Mahone has served as Secretary of the Company since May
 Vice President--        1993. He has served as Vice President, General Counsel and
 General Counsel         Secretary of Interlaken Capital, Inc. since September 1988.
 and Secretary           For the six years prior to September 1988, Mr. Mahone was an associate attorney at the New York law firm of Willkie Farr
                         & Gallagher. Mr. Mahone is 43 years of age.
Joshua A. Polan......... Mr. Polan has served as an executive officer of Interlaken
 Vice President          Capital, Inc. since June 1988, currently serving as a
                         Managing Director. He has served as a member of the Board of
                         Directors of Strategic Distribution, Inc. since 1988. For
                         more than five years prior to June 1988, Mr. Polan was a
                         partner in the accounting firm of Touche Ross & Co. Mr.
                         Polan is 47 years of age.

  The Board of Directors expects that, upon consummation of the Pioneer Acquisition, Richard C. Kellogg, Jr. will be elected as President of the Company and George T. Henning, Jr. will be elected as Vice President--Chief Financial Officer of the Company. Certain information with respect to Mr. Kellogg is set forth above under "Election of Directors." The following table contains information concerning Mr. Henning:

                                   BUSINESS EXPERIENCE DURING PAST 5 YEARS,
          NAME                            AGE AND OTHER INFORMATION
          ----                     ----------------------------------------
George T. Henning, Jr... Mr. Henning has served as a Vice President and Chief
                         Financial Officer of Pioneer since 1989. Prior to joining
                         Pioneer, he was employed by LTV Steel Company from 1974 to
                         1989, where he served in various capacities, including
                         general manager of asset management. Mr. Henning is 53 years of age.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock for the period commencing December 31, 1989 and ending December 31, 1994 to the cumulative total return on the Standard & Poor's 500 Stock Index and a peer group (consisting of Dean Foods Co., Fleming Companies Inc., Supervalu Inc. and Wetterau Inc. (which was acquired by Supervalu Inc. in October 1992)) consisting of those public companies whose business activities (wholesale food and dairy distribution) were similar to those of the Company from December 31, 1988 through December 31, 1992. For the period beginning on July 9, 1992, the graph relates to the Class A Common Stock, and the earlier period of the graph relates to the Company's Common Stock as it existed prior to that date. Dates are for fiscal years ending on December 31 in each of the years indicated. Since July 9, 1992, the date when the Reorganization Plan became effective and the Company emerged from bankruptcy proceedings, the Company believes that its historical peer group may no longer be relevant because, as a result of the Reorganization Plan, its operating subsidiaries had an independent board of directors until January 1995 and, during that period, management of the operating companies was vested in such independent board of directors. By the close of the fiscal year ended December 31, 1994, the Company's operating subsidiaries had ceased operations and disposed of substantially all of their assets. This graph assumes a $100 investment in the Company's Common Stock and in each index on December 31, 1989, and that all dividends paid by companies included in each index and by the Company were reinvested.

                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG GEV CORPORATION, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period      GEV             S&P 500         Peer Group
(Fiscal year Covered)   Corporation     Index           Index
- ---------------------   -----------     ---------       ---------
Measurement PT -
    12/89               $100            $ 100           $ 100

FYE 12/90               $ 17.14         $  96.9         $ 101.03
FYE 12/91               $  2.5          $ 126.42        $ 109.84
FYE 12/92               $  2.86         $ 136.05        $ 115.31
FYE 12/93               $  2.86         $ 149.76        $ 126.17
FYE 12/94               $  2.86         $ 151.74        $ 101.75

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee (the "Compensation Committee") determines the compensation of the Company's executive officers. During the fiscal year ended December 31, 1994, the only executive officer of the Company was its Vice President--Chief Financial Officer and Treasurer. The only element of his compensation was salary for fiscal years 1992 and 1993. While the Company was subject to the jurisdiction of the U.S. Bankruptcy Court, all salaries of officers were established by the Court and such salary levels were not changed through October 31, 1993. The Compensation Committee maintained the compensation of the Company's Vice President--Chief Financial Officer and Treasurer at the same level at which he was paid during 1992 because his duties and performance remained the same and the Company's performance remained the same. The Compensation Committee was satisfied that the Bankruptcy Court's analysis of the proper salary level remained applicable. As of November 1, 1993, Mr. Barber no longer receives any compensation from the Company although he continues to serve as the Company's Vice President--Chief Financial Officer and Treasurer. This change recognizes the diminution in Mr. Barber's post-reorganization responsibilities and that the Company does not currently have any operations.

                                          William R. Berkley

                                          Jack H. Nusbaum

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  William R. Berkley, a member of the Compensation Committee, is the Chairman of the Board of Directors of the Company and as of March 2, 1995 owned approximately 53.1% of the Class A Common Stock (representing approximately 52.1% of the voting power of the Company's outstanding capital stock). Jack H. Nusbaum, a member of the Compensation Committee, is a Senior Partner and Co-Chairman in the law firm of Willkie Farr & Gallagher, which regularly acts as counsel to the Company.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

  During 1990, the Company's Southeast Frozen Foods, Inc. subsidiary ("Southeast") borrowed an aggregate of $5,000,000 on an unsecured demand note basis from a private investment limited partnership in which companies affiliated with Mr. Berkley are all of the limited partners. No principal payments were made on the note. Mr. Berkley's indirect interest in the loans was less than 10% of the aggregate principal amount thereof. The loans represented an allowed unsecured claim subject to the same treatment as all other similarly situated unaffiliated unsecured claims of the bankruptcy estate of Southeast. In 1994, the limited partnership received in satisfaction of such claims an amount equal to 3% of the aggregate principal amount of the loans and the interest accrued thereon.

  During 1991, the Company borrowed funds on an unsecured basis on several occasions from Mr. Berkley for working capital purposes at times when it had reached the borrowing limit under its bank credit agreement. Each such loan was permitted indebtedness under the credit agreement, bore interest at an annual rate of the prime rate plus 1% and was repaid as soon as funds were available. On February 1 and February 4, 1991, Mr. Berkley loaned an aggregate of $4,200,000 to the Company for working capital purposes. No principal payments have been made on this loan. The loan represents an allowed unsecured claim subject to the same treatment as all other similarly situated unaffiliated unsecured claims of the bankruptcy estate of the Company.

  In February 1994, the Company sold 4,410,000 shares of Class A Common Stock to certain investors, including five of its directors and officers, through a private placement for $.25 per share, resulting in approximately $1,000,000 in net proceeds. In the private placement, Messrs. Berkley, Bursky, Donahue,

Conrades and Barber purchased 2,600,000 shares, 400,000 shares, 700,000 shares, 400,000 shares and 30,000 shares, respectively. Catherine B. James and Joshua
A. Polan, who were elected officers of the Company in February 1995, purchased 100,000 shares and 60,000 shares, respectively, in the private placement.

  As described above under "Proposed Acquisition," the Interlaken Partnership is expected to purchase from the Company 11,363,636 shares of Class A Common Stock for a cash purchase price of approximately $1.32 per share, as part of the Company's financing of the Pioneer Acquisition. Mr. Berkley, through controlled entities, is the general partner of the Interlaken Partnership and also owns approximately 32% of the limited partnership interests in the Interlaken Partnership, and Donald J. Donahue, a director of the Company, owns approximately 1.3% of the limited partnership interests in the Interlaken Partnership. The Company's proposed sale of Class A Common Stock to the Interlaken Partnership has been approved by a majority of the Company's disinterested and independent directors, who determined that the terms of the sale were at least as favorable to the Company as if they had been reached with non-affiliated parties. The price per share to be paid by the Interlaken Partnership for such shares will be the same as the price per share that the Pioneer Selling Stockholders will pay for the shares of Class A Common Stock to be purchased by them in connection with the Pioneer Acquisition.

  If the Pioneer Acquisition is consummated, a newly formed subsidiary of the Company will pay Interlaken Capital, Inc., out of the proceeds of the acquisition financing, a fee of approximately $1.6 million as compensation for advisory services provided by Interlaken Capital, Inc. in connection with the Acquisition. Interlaken Capital, Inc. is a private investment and consulting firm controlled by William R. Berkley.

  If the Pioneer Acquisition is consummated, the Company expects that it will enter into an employment agreement with Richard C. Kellogg, Jr. and will grant to Mr. Kellogg options to purchase 500,000 shares of Class A Common Stock pursuant to the 1995 Stock Incentive Plan. See "Executive Officers of the Company." The Company also expects that Mr. Kellogg will enter into a stockholders agreement with the Company, Mr. Berkley and the Interlaken Partnership providing that, so long as Mr. Kellogg's employment agreement is in effect, Mr. Berkley and the Interlaken Partnership will vote their shares of Common Stock for Mr. Kellogg's election to the Company's Board of Directors and that Mr. Kellogg will vote his shares of Common Stock for the Board of Directors' nominees for election as directors.

  Thomas H. Schnitzius, who is expected to be elected a director of the Company if the Pioneer Acquisition is consummated, is a principal of Schnitzius & Vaughan, an investment banking firm. Pioneer has retained Schnitzius & Vaughan to provide merger and acquisition and financial advisory services to Pioneer. As compensation for financial services rendered to it by Schnitzius & Vaughan in connection with the Pioneer Acquisition, Pioneer has agreed to pay that firm a fee of approximately $1.0 million upon the consummation of the Pioneer Acquisition, plus reimbursement of reasonable out-of-pocket expenses relating to such services.

  Jack H. Nusbaum, a director of the Company, is a Senior Partner and Co-Chairman in the law firm of Willkie Farr & Gallagher, which regularly acts as counsel to the Company.

  Each transaction involving officers of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. In the future, the Company will not enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions will be at least as favorable to the Company as if made with non-affiliated parties.

PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S THIRD RESTATED CERTIFICATE
             OF INCORPORATION TO EFFECT A ONE-FOR-FOUR REVERSE SPLIT OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK

GENERAL

  The Board of Directors of the Company has approved an amendment to the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-four reverse split of the Company's issued and outstanding shares of Class A Common Stock and Class B Common Stock (the "Reverse Stock Split"). A copy of the proposed amendment to the Certificate of Incorporation effecting the Reverse Stock Split, in substantially the form in which it is proposed to be filed, is attached as Exhibit A. If the Reverse Stock Split is approved by stockholders, the Board of Directors will determine the date on which the Reverse Stock Split will become effective. Each share of Class A Common Stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one-fourth of one share of Class A Common Stock and each share of Class B Common Stock then outstanding will be reclassified as and changed into one-fourth of one share of Class B Common Stock.

PURPOSE AND EFFECT OF THE REVERSE STOCK SPLIT

  The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Class A Common Stock from 15,168,663 (as of March 2, 1995) to approximately 3,792,165 shares and the number of outstanding shares of Class B Common Stock from 3,077,419 (as of March 2, 1995) to approximately 769,354 (assuming, in each case, that no additional shares have been issued subsequent to March 2, 1995). The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective voting rights and other rights that accompany the Common Stock will not be altered by the Reverse Stock Split (other than as a result of payment of cash in lieu of fractional shares (as discussed below)), and the par value of the Common Stock will remain at $.01 per share. Consummation of the Reverse Stock Split will not alter the number of authorized shares of the Company's capital stock, which will remain at 60,000,000. Such authorized shares of capital stock consist of 46,000,000 shares of Class A Common Stock, 4,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock (none of which shares of preferred stock has been issued). After giving effect to the Reverse Stock Split, the number of outstanding shares of Class A and Class B Common Stock (as of March 2, 1995) would be as set forth above, with the result that approximately 42,207,835 and 3,230,646 shares of Class A and Class B Common Stock, respectively, would constitute authorized but unissued shares, with 750,000 shares of Class A Common Stock being reserved for issuance pursuant to the Company's 1995 Stock Incentive Plan. The Reverse Stock Split is not necessary in order to allow the Company to issue shares of Common Stock to finance any of the purchase price of, and is not otherwise necessary in connection with, the Pioneer Acquisition. The Company presently has no intention to issue shares of Common Stock, other than in connection with the Pioneer Acquisition, upon the exercise of options granted under the 1995 Stock Incentive Plan and upon the conversion, if any, of any Class B Common Stock into Class A Common Stock.

  The Company expects that, if the Pioneer Acquisition is consummated, the Company will attempt to have the Class A Common Stock listed for trading on the National Market System of NASDAQ (the "National Market System") or the Nasdaq Small Cap Market. The Company currently does not qualify for admission to the National Market System or the Nasdaq Small Cap Market because, among other factors, its per-share price is too low and it cannot meet certain financial statement requirements. The Board of Directors believes that a decrease in the number of shares of Class A Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of the Class A Common Stock and that a higher price should be more appropriate for admission to the National Market System or the Nasdaq Small Cap Market, although no assurance can be given that the market price of the Class A Common Stock will rise in proportion to the reduction in the number of shares outstanding resulting from the Reverse Stock Split. The Company also believes that its ability to have the Class A Common Stock accepted for trading on the National Market System or the Nasdaq Small Cap Market may be enhanced by the Pioneer Acquisition and the earnings and assets of Pioneer. The Company does not expect that it will apply for listing on the National Market System or the Nasdaq Small Cap Market if the Pioneer Acquisition is not consummated, and there can be no assurance that, even if the Pioneer Acquisition is consummated, the Company will be able to meet the requirements for listing on the National Market System or the Nasdaq Small Cap Market or to obtain a waiver of such requirements.

  The Board of Directors further believes that the relatively low per-share market price of the Class A Common Stock may impair the acceptability of the Class A Common Stock to certain institutional investors and other members of the investing public. While the number of shares outstanding should not, by itself, affect the marketability of a stock, the type of investor who acquires it or the Company's reputation in the financial community, the Company believes that, in practice, this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced shares. In addition, certain brokerage houses, as a matter of policy, will not extend margin credit on stocks trading at low prices. On the other hand, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

  There can be no assurance that the Reverse Stock Split will not adversely impact the market price of the Class A Common Stock, that the marketability of the Class A Common Stock will improve as a result of approval of the Reverse Stock Split or that the approval of the Reverse Stock Split will otherwise have any of the effects described herein.

CERTIFICATES AND FRACTIONAL SHARES

  The certificates presently representing shares of Common Stock will be deemed to represent one-fourth the number of shares of Common Stock after the effective date of the Reverse Stock Split. New certificates of Common Stock will be issued in due course as old certificates are tendered to the transfer agent for exchange or transfer. No fractional shares of Common Stock will be issued and, in lieu thereof, stockholders holding a number of shares of Common Stock not evenly divisible by four, and stockholders holding less than four shares of Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of Common Stock. The price payable by the Company for the fractional shares of Class A Common Stock or Class B Common Stock will be determined by multiplying the fraction of a new share by the equivalent of the average of the high bid and low asked prices for one old share of Class A Common Stock for the ten business days immediately preceding the effective date of the Reverse Stock Split for which transactions in the Common Stock are reported, as determined from the NASD OTC Bulletin Board.

SOURCE OF FUNDS; NUMBER OF HOLDERS

  The funds required to purchase the fractional shares are available and will be paid from the current cash reserves of the Company. The Company's stockholder list indicates that a portion of the outstanding Class A Common Stock is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares and the total amount that the Company will be required to pay for fractional share interests. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

  As of March 2, 1995, approximately 250 persons were holders of record of Class A Common Stock. The Company does not anticipate that the Reverse Stock Split and the payment of cash in lieu of fractional shares will result in a significant reduction in the number of holders of record of Class A Common Stock. The Company does not presently intend to seek, either before or after the Reverse Stock Split, any change in the Company's status as a reporting company for federal securities law purposes.

FEDERAL INCOME TAX CONSEQUENCES

  Except as described below with respect to cash received in lieu of fractional share interests, the receipt of Common Stock in the Reverse Stock Split should not result in any taxable gain or loss to stockholders for federal income tax purposes. If the Reverse Stock Split is approved, the tax basis of Common Stock received as a result of the Reverse Stock Split (including any fractional share interests to which a stockholder is entitled) will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock received as a result of the Reverse Stock Split, including any fractional share interests to which a stockholder is entitled. A stockholder who receives cash in lieu of fractional shares of Common Stock will be treated as first receiving such fractional shares and then receiving cash as payment in exchange for such fractional shares of Common Stock, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares treated as surrendered for cash.

EFFECTIVENESS

  In accordance with Delaware law and notwithstanding approval of the amendment by stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors may, in its sole discretion, abandon the proposed amendment without any further action by stockholders.

VOTING

  Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock is necessary for approval of the Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE REVERSE STOCK SPLIT.

PROPOSAL 3:  TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
             CHANGE THE COMPANY'S NAME FROM GEV CORPORATION TO PIONEER COMPANIES, INC.

  The Board of Directors has approved an amendment to the Certificate of Incorporation that would change the Company's name from GEV Corporation to "Pioneer Companies, Inc." The Board is now submitting this amendment to the stockholders for approval.

  If the name change is approved by the stockholders, Article FIRST of the Certificate of Incorporation will be amended to read in full as follows:

  "FIRST: The name of the Corporation is Pioneer Companies, Inc."

  The Board of Directors is recommending the name change to stockholders to identify the Company with Pioneer Americas, Inc., which will become a wholly owned subsidiary of the Company from the consummation of the Pioneer Acquisition and will then account for nearly all the Company's revenues.

  The proposal to change the Company's name requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock. If the stockholders approve this amendment and the Pioneer Acquisition is consummated, the Company intends to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the name change promptly after the occurrence of both these events. In accordance with Delaware law and notwithstanding approval of the amendment by the stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors of the Company may, in its discretion, abandon the proposed amendment without further action by the stockholders. This proposal would be abandoned, and the name of the Company would not be changed, if the Pioneer Acquisition is not consummated.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED
                                  NAME CHANGE.

PROPOSAL 4: APPROVAL OF THE 1995 STOCK INCENTIVE PLAN

  On February 23, 1995, the Board of Directors adopted the 1995 Stock Incentive Plan (the "Plan"), subject to stockholder approval, under which 3,000,000 shares of Class A Common Stock (before giving effect to the proposed Reverse Stock Split) were reserved for issuance pursuant to the grant of stock based awards under the Plan. The Company is seeking stockholder approval of the Plan for the purpose of complying with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934 and Sections 162(m) and 422(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

PURPOSE AND ELIGIBILITY

  The purpose of the Plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter and remain in the employ of the Company and its subsidiaries and to provide a means whereby employees of the Company and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and promoting an identity of interest between stockholders and these employees.

  Pursuant to the Plan, officers and employees of the Company and its subsidiaries (other than, unless certain conditions are satisfied, employees subject to a collective bargaining agreement) are eligible to be selected by the Compensation Committee as participants to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance share unit awards and phantom stock unit awards, and awards consisting of combinations of such incentives. Assuming that the Pioneer Acquisition is consummated, approximately 680 employees would be eligible to participate in the Plan. There are currently 5 employees of the Company eligible to participate in the Plan.

ADMINISTRATION

  The Plan will be administered by the Compensation Committee. The Compensation Committee, in its sole discretion, will determine which eligible employees of the Company and its subsidiaries may participate in the Plan and the type, extent and terms of the equity-based awards to be granted to them. No Compensation Committee member will be eligible to participate in the Plan.

AWARDS

  Stock options granted under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). The exercise price of the options will be determined by the Compensation Committee when the options are granted, subject to a minimum price in the case of NQSOs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and ISOs of the Fair Market Value (as defined in the Plan) of the Class A Common Stock on the date of grant and to a minimum price in the case of all other NQSOs of the par value of the Class A Common Stock. The option exercise price may be paid in cash or in shares of Class A Common Stock having a Fair Market Value on the date of exercise equal to the exercise price or, in the discretion of the Compensation Committee, by delivery to the Company of (i) other property having a Fair Market Value on the date of exercise equal to the option exercise price, or
(ii) a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

  An SAR may be granted as a supplement to a related stock option or may be granted independent of any option. SARs granted in connection with an option will become exercisable and lapse according to the same vesting schedule and lapse rules that are established for the corresponding option. SARs granted independent of any option will vest and lapse according to the terms and conditions set by the Compensation Committee. An SAR will entitle its holder to be paid an amount equal to the excess of the Fair Market Value of the Class A Common Stock subject to the SAR on the date of exercise over the exercise price of the related stock option, in the case of an SAR granted in connection with an option, or the Fair Market Value of the Class A Common Stock subject to the SAR on the date of exercise over the Fair Market Value of the Class A Common Stock on the date of grant, in the case of an SAR granted independent of an option.

  Shares of Class A Common Stock covered by a restricted stock award will not be issued to the recipient at the time the award is granted but will be deposited with an escrow agent until the end of the restricted period set by the Compensation Committee. During the restricted period, restricted stock will be subject to transfer restrictions and forfeiture in the event of termination of employment with the Company or a subsidiary and other restrictions and conditions established by the Compensation Committee at the time the award is granted.

  A phantom stock unit award will provide for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment or other conditions established by the Compensation Committee at the time of grant are attained.

  A performance share unit award will provide for the future payment of cash or the issuance of shares of Class A Common Stock to the recipient upon the attainment of certain corporate performance goals established by the Compensation Committee over three- to five-year performance award periods. At the end of each performance award period, the Compensation Committee decides the extent to which the corporate performance goals have been attained and the amount of cash or Class A Common Stock to be distributed to the participant. Participants may choose to defer the payment of a performance share unit award by filing a deferral election form with the Compensation Committee prior to the time the payment is due. At the election of the participant, deferred amounts are deemed invested in an interest bearing account, phantom stock units or other hypothetical investment equivalent from time to time made available under the Plan.

EFFECT OF CHANGE IN CONTROL OF THE COMPANY

  In the event of a Change in Control of the Company (as defined below) all options and SARs will become immediately vested and exercisable, the restrictions with regard to restricted stock will lapse and phantom stock unit awards will become immediately payable. In addition, in the event of such an occurrence, the Compensation Committee will immediately determine the extent to which any performance goals have been met with regard to any outstanding performance share unit awards and will cause any amounts determined to be earned due to the full or partial attainment of such goals to be immediately paid to participants. Finally, all amounts deferred under the Plan will be immediately paid out. For purposes of the Plan, a Change in Control is defined as (unless the Board of Directors otherwise directs by resolution adopted prior thereto) (1) the acquisition by any person or group of persons, acting in concert, other than William R. Berkley or his affiliates, of 30% or more of either the outstanding Common Stock or the combined voting power of the Company's outstanding securities, (2) a change in the majority membership of the Board over a two-year period not authorized by at least three-quarters of the directors then still in office who were directors at the beginning of such two-year period, or (3) a liquidation or dissolution of the Company or a sale of substantially all of the Company's assets.

SHARES SUBJECT TO THE STOCK INCENTIVE PLAN

  The Company has reserved 3,000,000 shares of Class A Common Stock (before giving effect to the proposed Reverse Stock Split) for issuance under the Plan. No more than 500,000 shares of Class A Common Stock (before giving effect to the proposed Reverse Stock Split) may be issued to any one person pursuant to awards of options or SARs during any one year.

MARKET VALUE

  On March 2, 1995, the mean of the high bid and low asked prices of Class A Common Stock, as reported on the NASD OTC Bulletin Board, was approximately $.78 per share.

FEDERAL TAX CONSEQUENCES

  Set forth below is a brief description of the federal income tax consequences applicable to ISOs and NQSOs granted under the Plan.

ISOS

  No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Class A Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

  If the Class A Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally
(1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Class A Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the employer.

  Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a NQSO.

  For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised an NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

NQSOS

  With respect to NQSOs: (1) no income is realized by the optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Optionees are strongly advised to consult with their individual tax advisors to determine their personal tax consequences resulting from the grant and/or exercise of options under the Plan.

RECOMMENDATION AND VOTE

  Approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present, in person or by proxy, at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.

                               NEW PLAN BENEFITS

  If the Pioneer Acquisition is consummated, the Company expects in the current fiscal year to grant to approximately 680 employees of Pioneer and its subsidiaries options under the Plan to purchase an aggregate of approximately
2.0 million shares of Class A Common Stock. Included in this amount are options to purchase 500,000 shares of Class A Common Stock to be awarded to Richard C. Kellogg, Jr., who is expected to be elected the Company's President, and options to be awarded to George T. Henning, Jr., who is expected to be elected Vice President--Chief Financial Officer of the Company. See "Executive Officers of the Company" and "Transactions with Management and Others." Certain of the other employees who receive grants of options may also be elected executive officers of the Company following the consummation of the Pioneer Acquisition, although the Company cannot yet determine who, if any, of these employees will be so elected. Approximately six of the employees, including Messrs. Kellogg and Henning, are each expected to receive five percent or more of the aggregate options granted. None of the Company's present executive officers or directors is expected to receive awards under the Plan in the current fiscal year. The exercise price of these options will be the Fair Market Value of the Class A Common Stock on the date of grant. Since the Fair Market Value fluctuates over time, the Company cannot forecast what the Fair Market Value will be on the date of grant or the dollar value of the options. The Company may make additional awards under the Plan in the current fiscal year, although it does not presently plan to do so.

  The grant of equity-based awards under the Plan is entirely within the discretion of the Compensation Committee. Except as described in the preceding paragraph, the Company has made no determination as to the nature or extent of awards that might be made in the future. In addition, the Company cannot determine the nature or extent of awards that would have been granted in the last fiscal year had the Plan been in operation during such time. Therefore, the Company has omitted the tabular disclosure of the benefits or amounts to be allocated under the Plan.

PROPOSAL 5: APPOINTMENT OF INDEPENDENT AUDITORS

  Deloitte & Touche LLP has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1995. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1995 fiscal year without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

  It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS OTHERWISE
                                   DIRECTED.

                        REPORTING UNDER SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has identified the following instances of reports for the fiscal year ended December 31, 1994 which were not filed in a timely manner. The purchases by Messrs. Berkley, Bursky, Conrades, Donahue and Barber of shares of Class A Common Stock from the Company in a private placement were reported either one or two months late. A sale of Class A Common Stock by Mr. Donahue was reported approximately three weeks late and Mr. Bursky's initial report of ownership was reported one week late.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for March 31, 1995 will be held on or about May 20, 1996. All stockholder proposals relating to a proper subject for action at the 1996 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than December 30, 1995, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

                                          By Order of the Board of Directors,


                                          /s/ WILLIAM R. BERKLEY

                                          WILLIAM R. BERKLEY
                                            Chairman of the Board

                                                                       EXHIBIT A

                    PROPOSED AMENDMENT TO THE CERTIFICATE OF
                INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

  Article Fourth of the Certificate of Incorporation is hereby amended by the addition of the following paragraphs immediately following paragraph D:

  "E. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Class A Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fourth ( 1/4) of a share of Class A Common Stock (the "New Class A Common Stock"), subject to the treatment of fractional share interests as described below. Such reclassification and change of Old Class A Common Stock into New Class A Common Stock shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.01 per share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Class A Common Stock (the "Old Class A Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Class A Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Class A Certificates," whether one or more) representing the number of whole shares of New Class A Common Stock into which and for which the shares of the Old Class A Common Stock formerly represented by such Old Class A Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Class A Certificates shall represent only the right to receive New Class A Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Class A Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Class A Certificates shall receive, in lieu of any fraction of a share of New Class A Common Stock to which the holder would otherwise be entitled, a cash payment therefor in an amount equal to the product of (a) the fraction of such share and (b) the average of the high bid and low asked prices of one share of Old Class A Common Stock, as reported on the NASD OTC Bulletin Board, for the ten business days immediately preceding the Effective Date for which transactions in Old Class A Common Stock are reported thereon. If more than one Old Class A Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class A Common Stock for which New Class A Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Class A Certificates so surrendered. In the event that the Transfer Agent determines that a holder of Old Class A Certificates has not tendered all the holder's certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the value of one share. If any New Class A Certificate is to be issued in a name other than that in which the Old Class A Certificates surrendered for exchange are issued, the Old Class A Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Class A Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Class A Common Stock into which and for which the shares of the Old Class A Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Class A Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

  F. Simultaneously with the Effective Date, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Class B Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fourth ( 1/4) of a share of Class B Common Stock (the "New Class B Common Stock"), subject to the treatment of fractional share interests as described below. Such reclassification and change of Old Class B Common Stock into New Class B Common Stock shall not change the par value per share of the shares reclassified, which par value shall remain $.01 per share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Class B Common Stock (the "Old Class B Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Class B Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Class B Certificates," whether one or more) representing the number of whole shares of New Class B Common Stock into which and for which the shares of the Old Class B Common Stock formerly represented by such Old Class B Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Class B Certificates shall represent only the right to receive New Class B Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Class B Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Class B Certificates shall receive, in lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled, a cash payment therefor in an amount equal to the product of (a) the fraction of such share and (b) the average of the high bid and low asked prices of one share of Old Class A Common Stock, as reported on the NASD OTC Bulletin Board, for the ten business days immediately preceding the Effective Date for which transactions in Old Class A Common Stock are reported thereon. If more than one Old Class B Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Class B Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Class B Certificates so surrendered. In the event that the Transfer Agent determines that a holder of Old Class B Certificates has not tendered all the holder's certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the value of one share. If any New Class B Certificate is to be issued in a name other than that in which the Old Class B Certificates surrendered for exchange are issued, the Old Class B Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Class B Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Class B Common Stock into which and for which the shares of the Old Class B Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Class B Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

                                     PROXY

                                GEV CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GEV CORPORATION
 IN CONNECTION WITH ITS ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 31,
                                     1995.

The undersigned hereby appoints William R. Berkley and Andrew M. Bursky, and each of them, proxies with several powers of substitution, to vote for the undersigned at the Annual Meeting of Stockholders of GEV Corporation to be held on Friday, March 31, 1995, or any adjournment or postponement thereof, upon the matters below as described in the notice of meeting and accompanying proxy statement, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present. The undersigned hereby revokes any prior proxy or proxies. The undersigned hereby instructs said proxies to vote all shares of capital stock of GEV Corporation that the undersigned is entitled to vote at said meeting in the manner indicated herein and, in the discretion of said proxies, upon such other business as may properly come before said meeting. This proxy, if properly executed, will be voted in the manner instructed herein by the undersigned stockholder. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 AND 5.

If more than one of the above-named proxies shall be present in person or by substitute, a majority of the proxies so present and voting shall have and may exercise all the powers hereby granted.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                                            [X] PLEASE MARK YOUR VOTES LIKE THIS

                                  -----------
                                    COMMON

(1) To elect two Directors to hold office for a term of three years until the Annual Meeting of Stockholders in 1998 and until their successors are duly chosen:

    Donald J. Donahue and Jack H. Nusbaum

INSTRUCTION: TO WITHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

- -----------------------------

FOR each nominee listed (except as indicated to the contrary) [ ]

WITHHOLD AUTHORITY to vote for each nominee listed [ ]

(2) To approve an amendment to the Company's Third Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-four reverse split of the Company's Class A Common Stock and Class B Common Stock.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(3) To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from GEV Corporation to Pioneer Companies, Inc.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(4) To approve the 1995 Stock Incentive Plan.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(5) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1995.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(6) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

                                    Please SIGN exactly as name(s) appear on your stock certificates. For joint accounts, all co-owners should sign. Those signing as attorney, administrator, trustee, executor, guardian or corporate executor, please give your full title as such.
                                    Dated _______________________________, 1995
                                    Signature _________________________________
                                    Signature if held jointly _________________

                                    PLEASE MARK, SIGN, DATE AND MAIL THIS
                                    PROXY IN THE ENVELOPE PROVIDED.